UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        December 22, 2010

MILLER PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(423) 663-9457

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 22, 2010, a $5,000,000 line of credit was made available to us by PlainsCapital Bank in anticipation of a larger, permanent facility.  The line of credit bears an interest rate of 6% but may vary if the Prime Rate exceeds 5%.  This loan is short term and matures on February 21, 2011.  We intend to use the proceeds from this loan for working capital and to continue development in Alaska.  The loan is personally guaranteed by our Chairman of the Board and Chief Operating Officer, Deloy Miller, and by our President and Chief Executive Officer, Scott Boruff.  Mr. Miller and Mr. Boruff have also each pledged a portion of their shares of our common stock owned by them as security for the loan.

The foregoing description of the terms and conditions of the loan documents is qualified in its entirety by reference to the agreements, copies of which are filed herewith as Exhibits 10.39, 10.40, and 10.41.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2008 Miller Petroleum, Inc. disclosed that it had entered into an Employment Agreement with Mr. Scott Boruff effective August 1, 2008 to serve as its Chief Executive Officer. As disclosed in a Current Report on Form 8-k filed with the Securities and Exchange Commission on September 12, 2008, on September 9, 2008, effective August 1, 2008, we entered into an Amendment to the Employment Agreement with Mr. Boruff to correct a ministerial error which occurred in the drafting of the agreement.

On December 23, 2010, we entered into an Amendment to the Employment Agreement with Mr. Boruff which is included in the Amended and Restated Employment Agreement with Mr. Boruff which is filed as an Exhibit to this Report.  The changes in the Agreement reflect our uplisting to the NASDAQ stock exchange, and the increases in Mr. Boruff’s responsibilities associated with the oversight of new employees hired and the several subsidiaries we acquired in 2009.  In addition, the price of our stock upon Mr. Boruff’s hire was $0.33 and the market cap was approximately $6.9 million.  Since then, under his leadership, our stock price and market capitalization has grown to $5.50 and approximately $264.1 million as of October 31, 2010, respectively. The Compensation Committee recommended this amendment to the Company’s board of directors, after engaging and being advised by a third party executive compensation attorney.

The Amended and Restated Employment Agreement provides for (1) changes to the structure of Mr. Boruff’s incentive compensation, (2) an increase in Mr. Boruff’s base salary, and (3) certain payments upon signing.  The new incentive compensation structure, instead of providing certain pre-set benchmarks, tasks the Compensation Committee of the Board of Directors with setting benchmarks annually during the first quarter of the fiscal year.  These benchmarks will be based on performance that is significantly related to the business performance of the Company.  An annual incentive opportunity must be provided each year, and should range between 100% to 300% of Mr. Boruff’s base salary.  The new incentive structure will take effect in the first quarter of fiscal 2012, which starts on May 1, 2011.

Mr. Boruff’s base salary is increased to $500,000, while automatic cost of living increases are eliminated.  A cash payment representing the bonus for fiscal year 2011 and a signing bonus shall be paid upon signing.  The signing bonus shall be payable in quarterly payments over the next year, contingent on Mr. Boruff’s continued employment.  An option to purchase 2,500,000 shares of the common stock of the Company at $6.00 per share, vesting over four years and expiring five years after the date of grant, was granted to Mr. Boruff at signing.  In accordance with NASDAQ rules, the grant of the option is contingent on shareholder approval.

Other than the changes described in this report, all other terms and conditions of the agreement remain in full force and effect. The foregoing description of the terms and conditions of the Amended and Restated Employment Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.42.

Item 9.01

Financial Statements and Exhibits.

(d)	Exhibits
10.39 10.40 10.41	Promissory Note. Guaranty by Deloy Miller. Guaranty by Scott Boruff.
10.42	Amended and Restated Employment Agreement with Scott M. Boruff.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: December 29, 2010	By:	/s/ Paul W. Boyd
Paul W. Boyd, Chief Financial Officer